EXHIBIT 99.2

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2020 Real Estate Dispositions and Partial Interest Sales

The following presents real estate dispositions and partial interest sales completed during 2020 (dollars in thousands, except sales price per RSF).

Property	Submarket/Market	Date of Sale	Interest Sold	RSF	Sales Price		Sales Price per RSF	Gain
Completed in YTD 3Q20:
945 Market Street	SoMa/San Francisco	9/4/20	99.5%	255,765	$198,000		$774	$—
9808 and 9868 Scranton Road	Sorrento Mesa/San Diego	4/13/20	50%	219,628	51,104		$465	(1)
Other	Route 495/Greater Boston	8/7/20	100%	60,759	3,350		$55	1,603
				536,152	252,454			1,603

Completed in 4Q20:
510 Townsend Street and 505 Brannan Street	SoMa/San Francisco	11/20/20	100%	443,479	560,162	(2)	$1,263	151,871
1201 and 1208 Eastlake Avenue East and 199 East Blaine Street	Lake Union/Seattle	11/24/20	70%	321,218	314,466	(3)	$1,399	(4)
Other	Sorrento Mesa/San Diego	11/19/20	100%	N/A	5,000		N/A	632
					$1,132,082			$154,106

(1)We completed the sale of a partial interest in properties at 9808 and 9868 Scranton Road in our Sorrento Mesa submarket to the existing SD Tech by Alexandria consolidated real estate joint venture, in which we have a 50% ownership interest. We retained control over this real estate joint venture, and therefore, we continue to consolidate these properties. For consolidated joint ventures, we account for the difference between the consideration received and the book value of the interest sold as an equity transaction, with no gain or loss recognized in earnings.
(2)We completed the dispositions of these two tech office properties at capitalization rates of 5.3% and 5.0% (cash basis) based on annualized net operating income and net operating income (cash basis) for the three months ended September 30, 2020.
(3)This transaction represents capitalization rates of 4.2%, based upon the projected annualized net operating income and net operating income (cash basis) for the three months ended December 31, 2020.
(4)This sale of a partial interest represents consideration in excess of book value aggregating $210.5 million. We retained control over this real estate joint venture, and therefore, we continue to consolidate these properties. For consolidated joint ventures, we account for the consideration in excess of net book value of the interest sold as an equity transaction, with no gain or loss recognized in earnings.